                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            Pratt Hotel Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            Pratt Hotel Corporation
- -------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------


    (2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------


    (3) Filing Party:

    ---------------------------------------------------------------------------


    (4) Date Filed:

    ---------------------------------------------------------------------------

Notes:

                            PRATT HOTEL CORPORATION
                         TWO GALLERIA TOWER, SUITE 2200
                             13455 NOEL ROAD, LB 48
                              DALLAS, TEXAS  75240



Dear Shareholders:

  Pratt Hotel Corporation experienced significant volume increases in the second half of 1994, which allowed the Company to report record revenues for the year.

  Overall, net revenues for the year climbed to $295.4 million, up 6.7 percent from the $276.7 million reported in 1993 and earnings before depreciation, amortization, interest and taxes increased 8.8 percent, from $47.5 million in 1993 to $51.7 million in 1994.

  Our success in 1994 was fueled, in large part, by our mid-year expansion of the Sands Hotel and Casino in Atlantic City. As a result of a 50 percent increase in gaming space, this property has realized a 10.5 percent increase in net revenues and a 21.2 percent increase in operating cash flow since the opening of the "new" facility on July 1. Moreover, the expansion has allowed the Sands to compete for segments of the market it was previously unable to serve, including the mid-level slot market segment and, particularly, the 25c slot player.

  In addition to the success of the expanded and renovated Sands, an increase in management fees also helped bolster our year-end results. Additional fees resulting from a full year of operations at Hollywood Casino - Aurora, a riverboat gaming development in Aurora, Illinois, and the addition of fees from Hollywood Casino - Tunica, a new dockside casino entertainment facility in Tunica, Mississippi, enabled the Company to earn $11.2 million of fees during 1994 compared to $5.6 million in 1993.

  Earlier in the year we refinanced substantially all of the Company's debt at more favorable terms.

  The Sands' improved performance in 1994, together with the excellent results achieved by the gaming properties we manage, allow us to proceed into 1995 optimistically. We believe the Sands is well-positioned to post year-over-year increases in revenues during 1995.

  Looking ahead, the growth of Native American gaming may afford the Company additional opportunities to utilize its casino management expertise to generate additional fee income by managing gaming operations in Native American casinos, while at the same time providing the various Native American tribes much-needed jobs and economic stimulation. The Company's Advanced Casino Systems Corporation computer services subsidiary is actively exploring marketing additional software products, notably its slot monitoring system, to the growing gaming industry.

  As always, we appreciate your confidence in Pratt Hotel Corporation and we look forward to sharing with you a productive and profitable 1995.

Sincerely,


/s/ Jack E. Pratt
- --------------------
Jack E. Pratt
Chairman of the Board and
Chief Executive Officer

                            PRATT HOTEL CORPORATION

                         Two Galleria Tower, Suite 2200
                             13455 Noel Road, LB 48
                              Dallas, Texas  75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 1995


To the Stockholders of
 Pratt Hotel Corporation

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Pratt Hotel Corporation (the "Company") will be held at the Westin Hotel, 13340 Dallas Parkway, in the City of Dallas, Texas 75240 on the 24th day of May 1995, at 3:00 p.m. (local time) for the following purposes:

   1. To elect seven (7) directors to hold office until their respective successors have been duly elected and qualified.

   2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for fiscal year 1995.

   3. To transact any and all other business that may properly come before the meeting or any adjournment(s) thereof.

   The Board of Directors has fixed the close of business on March 31, 1995, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for 10 days prior to such meeting.

   YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE ANNUAL MEETING. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE ANNUAL MEETING AND SHOULD REQUEST SUCH RETURN OR IF YOU SHOULD REQUEST SUCH RETURN IN THE MANNER PROVIDED FOR REVOCATION OF PROXIES ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT. PROMPT RESPONSE BY OUR STOCKHOLDERS WILL REDUCE THE TIME AND EXPENSE OF PROXY SOLICITATION.

                              BY ORDER OF THE BOARD OF DIRECTORS,


                              William D. Pratt, Secretary

Dallas, Texas
April 24, 1995

                            PRATT HOTEL CORPORATION

                         Two Galleria Tower, Suite 2200
                             13455 Noel Road, LB 48
                              Dallas, Texas  75240

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 1995

                     SOLICITATION AND REVOCATION OF PROXIES

   This Proxy Statement and the accompanying Proxy are being mailed to the stockholders of Pratt Hotel Corporation (the "Company") on or about April 24, 1995, in connection with the solicitation of Proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held on May 24, 1995 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournment(s) thereof.

   The accompanying form of Proxy is designed to permit each holder of the Company's common stock, par value $.10 per share ("Common Stock"), to vote for or withhold voting for any or all of the nominees for election as directors of the Company listed under Proposal 1 and to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When a stockholder's executed and dated proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specifications are made, such Proxy will be voted by those persons named in the Proxy at the Annual Meeting: FOR the election of the nominees specified under the caption "Election of Directors" and FOR the ratification of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 1995.

   The Company encourages the personal attendance of stockholders at its annual meetings, and giving of a Proxy does not preclude the right to vote in person should any stockholder giving the Proxy so desire. Any stockholder of the Company giving a Proxy has the right to revoke his or her Proxy at any time prior to the voting thereof either in person at the Annual Meeting or by giving written notice to the Company addressed to Mr. William D. Pratt, Secretary, Pratt Hotel Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

   In addition to the solicitation of Proxies by use of the mail, officers and regular employees of the Company may solicit the return of Proxies by personal interview, telephone and telegraph. Such officers and employees will not be additionally compensated, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of stock. The cost of preparing, printing, assembling, and mailing the Notice of Annual Meeting, this Proxy Statement, the form of Proxy enclosed herewith, any additional material, the cost of forwarding solicitation material to the beneficial owners of stock, and other costs of solicitation are to be borne by the Company.

                            PURPOSES OF THE MEETING

   At the Annual Meeting, the stockholders of the Company will consider and vote on the following matters:

   1. The election of seven (7) directors to hold office until their respective successors have been duly elected and qualified.

   2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for fiscal year 1995.

   3. Such other and further business as may properly come before the meeting or any adjournment(s) thereof.


                    VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

GENERAL

   The Board of Directors of the Company has fixed the close of business on March 31, 1995, as the record date (the "Record Date") for the Annual Meeting. Only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. On the Record Date there were 5,186,627 shares of Common Stock issued and outstanding, all of which are entitled to vote. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. Holders of the Company's Common Stock of record as of the Record Date will be entitled to one (1) vote per share on all matters to be acted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting or any adjournment(s) thereof is necessary to constitute a quorum to transact business. In accordance with Delaware law, a stockholder entitled to vote for the election of directors can withhold authority to vote for certain nominees for director. Abstentions are counted for purposes of determining a quorum to conduct business, but are ignored in vote tabulation, thereby increasing the number of votes necessary to effectuate any proposal. Broker "non-votes" (i.e., shares held in nominee name by brokers on behalf of customers, which shares are not represented by proxy) are not counted for purposes of the meeting.

   All shares of Common Stock will vote as a single class. Neither the Company's Certificate of Incorporation nor its Bylaws provide for cumulative voting rights.

   REGULATION

   Holders of Common Stock may be subject to certain regulatory restrictions on ownership. Holders are subject to the qualification provisions of the New Jersey Casino Control Act (the "Casino Act") relating to financial sources and may, in the sole discretion of the New Jersey Casino Control Commission with the concurrence of the Division of Gaming Enforcement, be required to make filings, submit to regulatory proceedings and qualify under the Casino Act. A holder of Common Stock who cannot legally hold such shares, or who exposes the Company to a risk of loss of a license or other regulatory risks, may be required to sell his or her shares of Common Stock to a qualified buyer or to the Company at the price prescribed by law or, if no price is prescribed, at the fair market value (defined in the Company's Certificate of Incorporation).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   Based on filings with the Securities and Exchange Commission, the only person known to the Company, other than certain directors of the Company, which beneficially owned more than 5% of the outstanding Common Stock as of the Record Date is described below:

                                      Shares of    Percentage of
                                    Common Stock    Outstanding
Name and Address of                 Beneficially     Common
Beneficial Owner                        Owned         Stock
- ----------------------------------  -------------    -------
Hollywood Casino Corporation
13455 Noel Road, LB48
Dallas, TX  75240                      4,156,013      80.1%

SECURITY OWNERSHIP OF MANAGEMENT

   The following information pertains to the Common Stock beneficially owned by each director, nominee for director, each executive officer named under "Renumeration of Directors and Executive Officers" and by all directors and officers of the Company as a group as of the Record Date:

                                    Shares of      Percentage of
                                   Common Stock     Outstanding
                                   Beneficially       Common
Beneficial Owner                    Owned (a)         Stock
- -------------------------------  ----------------  --------------
Jack E. Pratt..................      4,156,013(b)      80.1%
Edward T. Pratt, Jr............      4,156,013(c)      80.1%
William D. Pratt...............      4,156,013(d)      80.1%
William P. Weidner.............         46,239(e)         *
Bradley H. Stone...............          7,500(f)         *
Edward D. Muir.................         29,677(g)         *
James A. Colquitt..............             --           --
Bernard A. Capaldi, CPA........             --           --
Lawrence C. Cole...............             --(h)        --
Arthur Lewis...................             --           --
All directors and officers as
  a group (10 individuals).....      4,244,429(i)      81.7%

- -----------------------
*   Less than 1%

(a) Except as otherwise described, each individual has the sole power to vote and dispose of the Common Stock beneficially owned by him.

(b) By virtue of the following, Mr. Jack E. Pratt may be deemed to share beneficial ownership of all of the Common Stock held by Hollywood Casino Corporation ("HCC"): (i) C. A. Pratt Partners, Ltd., a Texas limited partnership of which Mr. Jack E. Pratt is the General Partner, owns 1,282,123 shares (5.3%) of the outstanding stock of HCC; such shares are subject to a voting agreement giving Mr. Jack E. Pratt sole voting power on all matters to come before the stockholders of the Company, (ii) J. E. Pratt Co. I, a Texas general partnership of which Mr. Jack E. Pratt is the Managing

     General Partner, owns 1,799,387 shares (7.4%) of the outstanding stock of HCC, (iii) the W.D. Pratt Family Trust, for which Mr. Jack E. Pratt is the managing trustee, owns 1,003,867 shares (4.1%) of the outstanding stock of HCC and (iv) Mr. Jack E. Pratt is a director of HCC.

(c) By virtue of the following, Mr. Edward T. Pratt, Jr. may be deemed to share beneficial ownership of all of the Common Stock held by HCC: (i) E.T. Pratt Co. I, a Texas general partnership of which Mr. Edward T. Pratt, Jr. is the Managing General Partner, owns 926,748 shares (3.8%) of the outstanding stock of HCC and (ii) Mr. Edward T. Pratt, Jr. is a director of HCC.

(d) By virtue of the following, Mr. William D. Pratt may be deemed to share beneficial ownership of all the Common Stock held by HCC: (i) W.D. Pratt Co. I, a Texas general partnership of which Mr. William D. Pratt is the Managing General Partner, owns 290,830 shares (1.2%) of the outstanding stock of HCC, (ii) the J.E. Pratt Family Trust, for which Mr. William D. Pratt is the managing trustee, owns 4,588,867 shares (18.8%) of the outstanding stock of HCC and (iii) Mr. William D. Pratt is a director of HCC.

(e) Mr. Weidner also owns 226,654 shares of HCC Common Stock and holds an option to purchase 113,327 shares of HCC Common Stock exercisable within 60 days, which represents 1.4% of the outstanding shares of HCC Common Stock.

(f) Mr. Stone also owns 128,660 shares of HCC Common Stock and holds an option to purchase 63,330 shares of HCC Common Stock exercisable within 60 days, which represents less than one percent of the outstanding shares of HCC Common Stock.

(g) Includes 10,780 shares held of record by the Betty Fay Muir Survivors Trust of which Mr. Edward D. Muir is the Trustee.

(h) Mr. Cole also owns 43,336 shares of HCC Common Stock and holds an option to purchase 21,668 shares of common stock exercisable within 60 days, which represents less than one percent of the outstanding shares of HCC.

(i) Include 5,000 shares of Common Stock of the Company subject to options exercisable within 60 days of the date hereof under the Pratt Hotel Corporation 1990 Incentive Stock Option Plan (the "Plan"). Officers and directors of the Company as a group also beneficially own 12,717,251 shares of HCC Common Stock and hold options to purchase 341,666 shares of HCC Common Stock exercisable within 60 days. Such shares represent 52.8% of the outstanding shares of HCC Common Stock.

                             ELECTION OF DIRECTORS

    The Bylaws of the Company provide that the Board of Directors shall consist of not fewer than three (3) nor more than nineteen (19) members (exclusive of advisory directors) and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors at any meeting. By action of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7).

    Unless otherwise directed on any duly executed and dated Proxy, it is the intention of the persons named in such Proxy to nominate and to vote the shares represented by such Proxy for the election of the nominees listed in the table below for the office of director of the Company to hold office until their respective successors have been duly elected and qualified:

                                        Year First
                                         Became a
             Name and Age                Director   Present Offices Held in the Company
             ------------               ----------  -----------------------------------
Bernard A. Capaldi, CPA (52)                  1988  Director
James A. Colquitt (76)                        1986  Director
Edward D. Muir (84)                           1969  Director
Jack E. Pratt (68)                            1969  Chairman of the Board, Chief
                                                    Executive Officer and Director
Edward T. Pratt, Jr. (71)                     1969  Vice Chairman of the Board
                                                    and Director
William D. Pratt (66)                         1969  Executive Vice President, General
                                                    Counsel and Secretary and Director
William P. Weidner (50)                       1985  President, Chief Operating Officer
                                                    and Director

   The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the person or persons voting the Proxy will vote the shares represented by such Proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. Each nominee, so far as the Board can determine, is willing to serve and intends to serve the entire term if elected. If elected as a director of the Company, each director will hold office until his respective successor has been duly elected and qualified.

BUSINESS EXPERIENCE FOR PAST FIVE YEARS

   The following information summarizes the business experience during at least the past five years of each person nominated to be a director of the Company:

   Mr. Bernard A. Capaldi is a certified public accountant and is a principal of Capaldi, Reynolds & Associates, P.A., C.P.A.'s in New Jersey, and has held such position since 1965. He is also the Chairman of the Board of Shore Memorial Hospital's parent holding company.

   Mr. James A. Colquitt is self-employed as an insurance consultant. Until 1983, Mr. Colquitt was Chairman of the Board of Colquitt, Owens & Stephens, a general insurance agency based Marietta, Georgia.

   Mr. Edward D. Muir is currently retired. He is a former Senior Vice President of Rauscher Pierce Refsnes of San Antonio, Texas, an investment banking firm, and was associated with Rauscher Pierce Refsnes in numerous executive capacities for more than five years.

   Mr. Jack E. Pratt has served as Chairman of the Board, a director and Chief Executive Officer of the Company for more than five years. Mr. Pratt has also served as a director of HCC since its inception in 1990.

   Mr. Edward T. Pratt, Jr. has served as Vice Chairman of the Board and a director of the Company for more than five years. Mr. Pratt has also served as a director of HCC since its inception in 1990.

   Mr. William D. Pratt has served as Executive Vice President, General Counsel and Secretary, and a director of the Company for more than five years. Mr. Pratt has also served as a director of HCC since its inception in 1990. Mr. Pratt also served as Vice President and Secretary of Southmark San Juan, Inc., 46.3% of the stock of which is owned by a subsidiary of the Company, at the time of the filing by Southmark San Juan, Inc. on August 20, 1992 of a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. In November 1992, the reorganization plan was confirmed by the Bankruptcy Court.

   Mr. William P. Weidner has served as President and Chief Operating Officer and a director of the Company for more than five years and as a director of HCC since 1992. Mr. Weidner also serves on the Board of Directors of Shorewood Packaging Corporation, a specialty paperboard packaging company.

REQUIRED VOTE

   Assuming the presence of a quorum, the affirmative vote of the holders of at least of a plurality of the issued and outstanding shares of Common Stock present, in person or by proxy, at the Annual Meeting is necessary for the election of directors. Hollywood Casino Corporation has informed the Company that it intends to vote all of its shares of Common Stock in favor of the nominees, and, because Hollywood Casino Corporation owns 81.6% of the outstanding Common Stock, election of the nominees is assured.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

BOARD MEETINGS AND COMMITTEES

   Nonemployee directors of the Company received an annual fee of $25,000 for service on the Board of Directors and $1,000 for each Board meeting attended during 1994. The Board of Directors of the Company held four regularly scheduled meetings during the year ended December 31, 1994. All of the directors attended all meetings of the Board of Directors and committees for which they were eligible to serve.

   The Board of Directors of the Company has Audit, Executive and Compensation Committees, but does not have a standing nominating committee. Nonemployee members of the Audit Committee receive an annual fee of $2,500 for service on the committee and $500 for each committee meeting attended. No additional compensation or fees are paid to directors for attending Executive and Compensation Committee meetings.

   AUDIT COMMITTEE. The Audit Committee has the duty to (i) recommend annually to the Board of Directors the independent public accountants to be engaged to audit the books, records and accounts of the Company for the ensuing year; (ii) arrange the details for the engagement of the independent public accountants, including the remuneration to be paid; (iii) review with the Company's independent public accountants, as well as the Company's controller and other appropriate personnel, the Company's general policies and procedures with respect to audits and accounting and financial controls and the general accounting and reporting principles that should be applied in preparing the Company's financial statements; (iv) meet with the independent public accountants as required and review with them the Company's interim and year-end financial statements, any certification, report or opinion that the independent public accountants propose to render in connection with such statements, and any other appropriate matter; and (v) make such reports and recommendations to the Board of Directors in connection with the foregoing as it shall deem appropriate or as the Board of Directors may request, and take such action thereon as the Board of Directors may direct it to take. The Audit committee is comprised of Messrs. Bernard A. Capaldi, James A. Colquitt and Edward T. Pratt, Jr. The Audit committee met three times during 1994.

   EXECUTIVE COMMITTEE. The Executive Committee exercises all of the power and authority of the Board of Directors during the interim between meetings of the Board of Directors. The Executive Committee is comprised of Messrs. Jack E. Pratt, Edward T. Pratt, Jr. and William P. Weidner. The Executive Committee did not meet during 1994.

   COMPENSATION COMMITTEE. The Compensation Committee reviews the compensation of the Company's executive officers. The Compensation Committee is comprised of Messrs. Edward D. Muir, James A. Colquitt, Jack E. Pratt and William D. Pratt. The Compensation Committee did not meet during 1994; however, compensation increases were made to the executive officers during 1994 subject to ratification by the Compensation Committee at its February 1995 meeting. The report of the Compensation Committee appears in this Proxy Statement under the heading "Renumeration of Directors and Executive Officers."

FAMILY RELATIONSHIPS

   Messrs. Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt are brothers (the "Pratt Brothers"). Mr. Edward T. Pratt, III, Executive Vice President -- Development and Corporate Affairs of the Company, is the son of Mr. Edward T. Pratt, Jr. There is no other family relationship between any of the directors and any executive officers of the Company or its subsidiaries or affiliates.

CERTAIN RELATIONSHIPS

   See "Transactions with Management" for certain transactions between directors and the Company or its subsidiaries or affiliates.

                                   MANAGEMENT

   Certain information is set forth below concerning the executive officers and certain key employees of the Company. For a discussion of other activities of certain of the directors and officers and certain entities with which they are affiliated, see "Transactions with Management."

                 Name                   Age                 Position
                 ----                   ---                 --------
Jack E. Pratt.........................   68  Chairman of the Board, Chief Executive
                                             Officer and Director

Edward T. Pratt, Jr...................   71  Vice Chairman of the Board, Treasurer
                                             and Director

William P. Weidner....................   50  President, Chief Operating Officer and
                                             Director

Albert J. Cohen.......................   55  Executive Vice President and Principal
                                             Financial Officer




William D. Pratt......................   66  Executive Vice President, General
                                             Counsel and Secretary, and Director

Edward T. Pratt, III..................   39  Executive Vice President --
                                             Development and Corporate Affairs

Bradley H. Stone......................   40  Executive Vice President

Lawrence C. Cole......................   48  Vice President of Management
                                             Information Systems

Charles F. LaFrano, III...............   40  Vice President

Arthur Lewis..........................   65  Vice President of Security

BUSINESS EXPERIENCE FOR PAST FIVE YEARS

   See "Election of Directors -- Business Experience for Past Five Years" for certain information with respect to Messrs. Jack E. Pratt, Edward T. Pratt, Jr., William P. Weidner and William D. Pratt.

   Mr. Albert J. Cohen, a certified public accountant, was elected Executive Vice President and Principal Financial Officer of the Company in May 1987.

   Mr. Edward T. Pratt, III was elected Executive Vice President -- Development and Corporate Affairs of the Company in May 1987. From 1984 to 1987, he served the Company as Senior Vice President -- Projects/Development and from 1982 to 1984 he served as Senior Vice President of Hotel Operations. Mr. Pratt has served as a director of HCC since 1992. Mr. Pratt also served as co-chairman and co-chief executive officer of Southmark San Juan, Inc., 46.3% of the stock of which is owned by a subsidiary of the Company, at the time of the filing by Southmark San Juan, Inc. on August 20, 1992 of a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. In November 1992, the reorganization plan was confirmed by the Bankruptcy Court.

   Mr. Bradley H. Stone has served as Executive Vice President of the Company since December 1986. He has been President of Greate Bay Hotel and Casino, Inc. ("GBHC"), a wholly-owned subsidiary of the Company, since June 1984.

   Mr. Lawrence C. Cole has served as Vice President of Management Information Systems of the Company since December 1987 and of GBHC since January 1983. Mr. Cole also serves as Chief Executive Officer and President of Advanced Casino Systems Corporation ("ACSC"), a subsidiary of the Company, which licenses software for automated casino accounting and control systems.

   Mr. Charles F. LaFrano, III is a certified public accountant and has served as Vice President of the Company since September 1988. He also served as Corporate Controller (Principal Accounting Officer) of the Company from September 1988 until November 1994.

   Mr. Arthur Lewis has served as Vice President of Security of the Company since December 1987 and of GBHC since November 1982.

                REMUNERATION OF DIRECTORS AND EXECUTIVE OFFICERS

   SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

   The following table provides certain summary information concerning compensation paid or accrued by the Company, its subsidiaries and affiliates to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year (hereafter referred to as the named executive officers) for the fiscal years ended December 31, 1994, 1993 and 1992.

                                                                     ANNUAL COMPENSATION    LONG-TERM
                                                                     --------------------  COMPENSATION
                                                                         OTHER ANNUAL        AWARDS/        ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY     BONUS      COMPENSATION (1)     OPTIONS (2)   COMPENSATION (3)
- -------------------------------------  -------  ---------  --------  --------------------  -------------  ----------------
Jack E. Pratt (4)                         1994   $ 87,934  $124,615              $13,000              -          $ 52,024
 Chief Executive Officer and              1993    150,075         -               16,500              -            14,288
 Chairman of the Board of the             1992    410,321         -               14,000              -           488,793
 Company

William P. Weidner                        1994    750,217         -                    -              -             2,250
 President and Chief Operating            1993    718,834         -                    -              -             3,000
 Officer of the Company                   1992    670,358         -                    -         10,000             1,877

Bradley H. Stone                          1994    479,231         -                    -              -             2,250
 Executive Vice President of              1993    457,983         -                    -              -             3,000
 the Company                              1992    419,103         -                    -         10,000             1,877

Lawrence C. Cole                          1994    250,139         -                    -              -             2,250
 Vice President of Management             1993    251,885    10,000                    -              -             3,000
 Information Systems of the Company       1992    247,625    30,000                    -          2,390             1,877

Arthur Lewis                              1994    124,407         -                    -              -             2,250
 Vice President of Security               1993    113,561         -                    -              -             3,000
 of the Company                           1992    104,292         -                    -          1,000             1,877

- --------------------------
(1) Represents directors' fees for service as a director to a subsidiary of the Company.

(2) Represents shares of Company common stock subject to options granted under the PHC Plan (defined below).

(3) Includes matching contributions by the Company to the Pratt Employee Retirement Savings Plan on behalf of the named executive officer. See also "Employee Retirement Savings Plan" below. Amount set forth for Mr. Jack E. Pratt also includes pension benefit accruals on his behalf. See also "Employment Contracts" below.

(4) Amounts shown for Mr. Jack Pratt represent payments by the Company and its subsidiaries for Mr. Pratt's services on their behalf.

   No grants of stock options under the Pratt Hotel Corporation 1990 Incentive Stock Option Plan (the "Plan") were made to the named executive officers during the most recent fiscal year.

   OPTION EXERCISES AND HOLDINGS

   The following table provides information, with respect to the named executive officers, concerning options granted under the Plan during the last fiscal year and unexercised options held as of the end of the fiscal year:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                                                                            VALUE OF UNEXERCISED
                                                                                                           IN-THE-MONEY OPTIONS AT
                                                                                                            FY-END (MARKET PRICE OF
                                                  VALUE REALIZED             NUMBER OF UNEXERCISED        SHARES AT FY-END ($4.13)
                               SHARES           (MARKET PRICE AT               OPTIONS AT FY-END             LESS EXERCISE PRICE)
                              ACQUIRED            EXERCISE LESS      -----------------------------------  --------------------------

 NAME                        ON EXERCISE         EXERCISE PRICE)         EXERCISABLE       UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE

- ---------------------------  ----------------  -------------------   -------------------   -------------  -----------  -------------

Jack E. Pratt..............                 -                    -                     -               -            -              -

William P. Weidner.........            10,000              $21,300                     -               -            -              -

Bradley H. Stone...........                 -                    -                     -               -            -              -

Lawrence C. Cole...........                 -                    -                     -               -            -              -

Arthur Lewis...............                 -                    -                     -               -            -              -


   EMPLOYMENT CONTRACTS

   Jack E. Pratt, Chairman of the Board and Chief Executive Officer of the Company, Edward T. Pratt, Jr., Vice Chairman of the Board of the Company, and William D. Pratt, Executive Vice President, Secretary and General Counsel of the Company, are under employment contracts with the Company and provide services to HCC pursuant to intercompany allocation agreements ratified by the respective Boards of Directors of the Company and HCC. Their employment contracts were executed during October 1989 and originally expired on December 31, 1994. Effective as of February 23, 1995, the Company has extended the terms of the contracts to December 31, 1996. The terms of the contracts may be extended again by mutual agreement of the parties and the extended term, or any further extension thereof, will be followed immediately by a four-year period as consultant to the Company. Upon expirations the consulting term, each of the Pratt Brothers will be entitled to receive a lifetime pension benefit and his designated beneficiary is entitled to receive a death benefit, throughout the term of the employment, consulting and pension benefit periods.

   The terms of the employment contracts provide for an annual base salary in the first year for Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt of $350,000, $223,000 and $191,000, respectively, subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. Compensation under the consulting and pension benefit provisions of the employment contracts of each of the Pratt Brothers will be 75% of the average of his three highest annual salaries during the employment term of the contract. The death benefit is derived by multiplying a Pratt Brother's highest annual salary during his employment term by 50% and such benefit will be paid annually to his designated beneficiary for a period of ten years after his death. The estimated annual pension benefit payable to Jack E. Pratt, Edward T. Pratt, Jr. and William D. Pratt is currently $376,000, $200,000 and $171,000, respectively.

   William P. Weidner, President and Chief Operating Officer of the Company, Bradley H. Stone, Executive Vice President of the Company and President of GBHC, and Lawrence C. Cole, Vice President of Management Information Systems of the Company, are under employment contracts in such respective capacities continuing through December 31, 1995, unless sooner terminated by one of the respective parties. The initial term of each contract will be automatically extended for one-year time periods beginning in calendar year 1996, unless otherwise terminated by a party. The terms of Mr. Weidner's, Mr. Stone's and Mr. Cole's contracts provide for a minimum annual base salary of $677,000, $422,000 and $230,000, respectively, subject to annual increases based on changes in the Consumer Price Index, as defined in the employment contracts.

INCENTIVE STOCK OPTION PLAN

   The 1990 Incentive Stock Option Plan. On March 22, 1990, the Company adopted the Pratt Hotel Corporation 1990 Incentive Stock Option Plan (the "PHC Plan"). The PHC Plan provides for the granting of incentive stock options that are intended to qualify for special tax treatment under the Internal Revenue Code (the "Code"). The shares to be offered under the PHC Plan consist of shares (whether authorized and unissued or issued and reacquired) of the Common Stock. Options for no more than 102,092 shares of the Common Stock may be granted under the PHC Plan.

   The PHC Plan is administered by the Compensation Committee of the Board of Directors (the "Board") of the Company. Subject to the terms of the PHC Plan, the Compensation Committee may from time to time determine those key employees who shall be granted stock options under the PHC Plan, the number of shares to be subject to such options and interpret and establish and amend rules and regulations relating to the PHC Plan. Only key employees of the Company or any of its subsidiaries are eligible to participate in the PHC Plan. Incentive stock options granted under the PHC Plan are exercisable for a term ending five years from the date of grant.

   The exercise of options is subject to a $100,000 calendar-year limit for each option holder based on the fair market value of the Common Stock at the time the option was granted. Options not exercised in earlier periods shall be accumulated and available for exercise in later periods. Options may be exercised only as to full shares of Common Stock. Upon termination of an optionee's employment with the Company for any reason, including death or disability, his or her options will immediately expire.

   The Compensation Committee may provide for the exercise of options immediately or in installments, and upon such other terms, conditions and restrictions as it may determine, including granting the Company the right to repurchase shares issued upon the exercise of options. The PHC Plan provides that if any person or group (other than Pratt Brothers) becomes the beneficial owner of more than 51% of the Common Stock (other than by merger, consolidation or purchase from the Company), the Company's right to repurchase a former employee's shares shall terminate.

EMPLOYEE RETIREMENT SAVINGS PLAN

   On January 1, 1989, the Company adopted GBHC's qualified defined contribution plan for the benefit of all of the Company's employees who satisfy certain eligibility requirements. GBHC had adopted this plan for the benefit of its eligible employees in November 1984. Upon adoption by the Company, the former plan changed its name to The Pratt Employee Retirement Savings Plan (the "Savings Plan"). The Savings Plan is qualified under the requirements of section 401(k) of the Code allowing participating employees to benefit from the tax deferral opportunities provided therein. All employees of the Company who have completed one year of service, as defined, and who have attained the age of 21, are eligible to participate in the Savings Plan.

   The Savings Plan provides for a matching contribution by the Company based upon certain criteria, including levels of participation by the Company's employees. The Company accrued matching contributions totaling approximately $520,000 for the year ended December 31, 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Board of Directors of the Company is comprised of Messrs. Edward D. Muir, James A. Colquitt, Jack E. Pratt and William D. Pratt. Messrs. Muir and Colquitt are neither former nor current officers or employees of the Company or any of its subsidiaries. Jack E. Pratt and William D. Pratt serve as executive officers and directors of the Company and HCC. They also serve on the Compensation Committee of HCC.

                      REPORT OF THE COMPENSATION COMMITTEE

   As members of the Compensation Committee, it is our duty to administer the Company's various incentive plans, including its incentive stock option plan and to review compensation levels of members of management, to evaluate the performance of management and to consider management succession and related matters. The Compensation Committee reviews with the Board in detail all aspects of compensation for all executive officers.

   The compensation policy of the Company, which is endorsed by the Compensation Committee, is that the annual compensation of each officer has been established to reward long-term strategic management and the enhancement of shareholder value, as well as to attract and retain key executives critical to the long-term success of the Company. Such compensation relates to and must be contingent upon the contributions, responsibilities and relative position in the Company of each individual officer, as well as the relative performance of the Company.
The Compensation Committee has also taken into consideration competition within the rapidly expanding gaming industry for experienced personnel as well as other subjective considerations in its deliberations regarding executive compensation.

   Mr. Jack E. Pratt's base salary for 1994 was based principally on his rights under his five-year employment agreement with the Company dated September 21, 1989, as amended, (the "Employment Agreement") described in the Company's proxy statement. In light of the previous decisions of the Board of Directors, the Employment Agreement established Mr. Pratt's minimum annual base salary at $490,930 effective December 26, 1993. Mr. Pratt's minimum annual base salary was again increased effective July 1, 1994 to $566,000 and a bonus in the amount of $150,000 was awarded during the year ended December 31, 1994. Such increases in the annual base salary from the preceding year and the bonus awarded to Mr. Pratt were in recognition of profitable operations at a riverboat gaming facility being managed by a subsidiary of the Company, the opening of a new dockside gaming facility by Hollywood Casino Corporation from which the Company will earn $1.2 million in annual consulting fees and the successful refinancing of substantially all of the Company's gaming-related debt obligations at more favorable terms.

   During 1994, the Compensation Committee also considered stock option grants to each of the senior officers and key employees of the Company. No such grants were issued during 1994.

   This report and the accompanying stock price performance graph are provided for general informational purposes only pursuant to regulations under the Securities Exchange Act of 1934. No information contained in this report or the accompanying graph shall be deemed to be filed in whole or in part for purposes under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference into any filing made thereunder.

                                    Compensation Committee

                                    Jack E. Pratt
                                    William D. Pratt
                                    Edward D. Muir
                                    James A. Colquitt

                            STOCK PRICE PERFORMANCE

   The graph set forth below compares the stock price performance of the Company with those of the Dow Jones Equity Market Index and the Dow Jones Index for the Casino Industry for the previous five years. The Company has not paid dividends over such period of time; however, the comparative equity market and industry data assumes reinvestment of dividends. The stock price performance shown below may not be indicative of future stock price performance. (Table substituted for graph).


                            Pratt Hotel Corporation
                            Stock Price Performance
                            (January 2, 1990 = 100)



                         Equity     Casino    Pratt Hotel
Date                     Index      Index     Corporation
- ------                   ------  -----------  -----------
January 2, 1990           100.0        100.0        100.0
March 30, 1990             95.3         83.8         88.9
June 29, 1990             101.1         94.5        111.1
September 28, 1990         86.7         55.7         88.9
December 31, 1990          94.5         67.1         44.4
March 28, 1991            109.3         88.1         77.8
June 28, 1991             108.8         94.9        122.2
September 30, 1991        115.2        105.5         77.8
December 31, 1991         125.2        103.0         44.4
March 31, 1992            122.6        122.1         77.8
June 30, 1992             124.4        109.0         77.8
September 30, 1992        128.7        136.0         66.7
December 31, 1992         136.0        159.0         35.6
March 31, 1993            142.2        168.7        131.1
June 30, 1993             142.7        205.5        193.3
September 30, 1993        146.7        267.1         82.2
December 31, 1993         149.5        242.7        104.4
March 31, 1994            143.9        210.4         75.6
June 30, 1994             144.1        160.9         71.1
September 30, 1994        151.0        180.7        108.9
December 30, 1994         150.7        186.3         73.3


                          TRANSACTIONS WITH MANAGEMENT

   HOLLYWOOD CASINO CORPORATION. During 1990, Hollywood Casino Corporation ("HCC"), a corporation then wholly owned by the Pratt Family, acquired approximately $38.8 million of unsecured notes (the "PCPI Notes") issued by PCPI Funding Corp., a subsidiary of the Company. As part of a refinancing in February 1994 of virtually all of the Company's casino-related outstanding debt, a newly formed subsidiary of the Company issued approximately $40.5 million discounted principal amount of new deferred interest notes (the "PPI Funding Notes") in exchange for the $38.8 million principal amount of PCPI Notes held by HCC. The increased principal amount of the new notes includes a call premium on the exchange ($1.7 million) equal to 4 1/2% of the principal amount of PCPI Notes exchanged; such premium was paid to all third parties holding PCPI Notes. As a result of this exchange, the Company's cash interest payments will be reduced by approximately $6 million per year. Interest expense with respect to the PCPI Notes and the PPI Funding Notes for the year ended December 31, 1994 amounted to $6.1 million.

   Since May 1992, the Company and its subsidiaries have borrowed funds from a liquidity fund established by HCC for such purpose. Of the amounts borrowed, $1 million, which is not due until April 1, 1998, is classified as noncurrent. The remaining amounts are due on demand, or if no demand is made, on April 1, 1998. Such borrowings from HCC bear interest at the rate of 14% per annum, payable semiannually. As of December 31, 1994, the outstanding balance on such borrowings was $6 million and, under certain conditions, the Company and its subsidiaries may obtain additional loans from HCC under similar terms. HCC also loaned $8 million to a subsidiary of the Company, the proceeds of which were used in connection with an expansion of gaming space at the Sands Hotel and Casino. The loans accrued interest at the rate of 13.5% per annum payable semiannually, and became due and were repaid during February 1994, when proceeds from a refinancing of virtually all of the Company's casino-related debt took place.

   In connection with the refinancing, a newly formed subsidiary of the Company borrowed $15 million from HCC to be used in connection with the Sands' expansion. The debt accrues interest at the rate of 14 5/8% per annum and is due in February 2005. At December 31, 1994, $6.3 million principal amount of such notes together with $1.9 million of accrued interest were assigned to the Company by HCC in recognition of tax net operating losses of the Company used by HCC.

   Interest expense on borrowings from HCC amounted to $9.3 million for the year ended December 31, 1994. Interest payable to HCC in connection with such borrowings amounted to $23,000 at December 31, 1994.

   Hollywood Casino - Aurora, Inc. ("HCA"), a wholly owned subsidiary of HCC, was organized for the purpose of developing and owning a riverboat gaming facility in Aurora, Illinois, ("Hollywood - Aurora") which commenced operations on June 17, 1993. A wholly owned subsidiary of the Company, receives, pursuant to a services agreement, a base services fee equal to 5% of operating revenues (as defined in the agreement) subject to a maximum of $5.5 million annually, and an incentive fee equal to 10% of gross operating profit (as defined in the agreement to generally include all revenues, less expenses other than depreciation, interest, amortization and taxes). Such fees totaled approximately $10 million during 1994 of which unpaid base services and incentive fees of $2.3 million were owed to the PHC subsidiary at December 31, 1994.

   HWCC - Tunica, Inc. ("HCT"), a wholly owned subsidiary of HCC, completed construction of a dockside gaming facility in Tunica County, Mississippi ("Hollywood - Tunica") which commenced operations in August 1994. Pursuant to a ten-year consulting agreement with HCT, a subsidiary of the Company receives monthly consulting fees of $100,000.

   HCC is obligated under the terms of an administrative services agreement to pay the Company $50,000 per month in connection with certain shared administrative costs. In addition, during 1993, the Company and its subsidiaries began sharing certain general and administrative costs with HCC. Net allocated costs and fees charged to HCC by the Company amounted to $188,000 during the year ended December 31, 1994. A receivable in the amount of $52,000 in connection with such allocated costs and fees was due to the Company at December 31, 1994.

   DALLAS AREA HOTELS. The Company operates the Holiday Inn located at the north entrance of the Dallas/Fort Worth International Airport ("DFW North") which is owned by Metroplex Hotel Limited ("Metroplex"), a limited partnership owned at December 31, 1994 by Jack E. Pratt and Edward T. Pratt, Jr., each as 30% general and limited partners, William D. Pratt as a 10% general and limited partner and Crystal A. Pratt, the former wife of Jack E. Pratt, as a 30% limited partner. The Company relinquished its 25% limited partnership interest during 1994 in consideration of the remaining partners contributing $1.5 million to be used for capital improvements at DFW North. The Company is obligated by the operating agreement, which expires in 2002, to make minimum payments equal to principal and interest payments on the indebtedness incurred by Metroplex to purchase DFW North.

   During February 1994, the Company purchased such underlying indebtedness with a principal balance of approximately $13.8 million from third parties at a cost of $6.8 million ($1 million of which was paid during 1993), with funds borrowed from HCC, and subject to third party indebtedness amounting to $2.7 million. Payments under the hotel operating agreement, net of debt service receipts since the February 1994 note acquisition date, amounted to $678,000 during the year ended December 31, 1994. Payments from Metroplex, including interest at the rate of 9 1/2% per annum, are due monthly with the remaining principal balance of $13.5 million due May 31, 1996.

   OTHER. At December 31, 1993, Metroplex had loans outstanding to the Company in the amount of $140,000. During the year ended December 31, 1994, the Company repaid such loans together with interest accrued amounting to $24,000.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Upon the recommendation of the Audit Committee and subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has appointed Arthur Andersen LLP ("Andersen") to serve as the independent public accountants of the Company for its fiscal year ending December 31, 1995. Andersen, which has served as the independent public accountants of the Company since 1981, follows a policy of rotating the engagement partner every seven years. Other partners and non-partner personnel are rotated on a periodic basis. Representatives of Andersen are not expected to be present at the Annual Meeting to make a statement or to respond to questions. If the appointment of Andersen is not ratified by the stockholders, the Board of Directors will appoint other independent public accountants based upon the recommendation of the Audit Committee.

   The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Andersen.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1995.

                                 OTHER BUSINESS

   The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other business should properly be presented to the Annual Meeting, the persons named in the accompanying Proxy will vote the Proxy as in their discretion they may deem desirable.

                             STOCKHOLDER PROPOSALS

   Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in the Company's proxy statement for consideration at its Annual Meeting of Stockholders by submitting proposals to the Company in a timely manner. In order to be so included for the 1996 Annual Meeting, stockholder proposals must be received by the Company by January 5, 1996, and must otherwise comply with the requirements of Rule 14a-8.

                    COPIES OF THE ANNUAL REPORT ON FORM 10-K
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

   The Annual Report on Form 10-K covering the Company's year ended December 31, 1994, including audited financial statements, is enclosed herewith. The Form 10-K does not form any part of the materials for the solicitation of Proxies. The enclosed Form 10-K does not include all exhibits required to be filed with the Securities and Exchange Commission. However, these exhibits are listed in
Part III of the enclosed Form 10-K, and the Company will furnish, for a minimal charge, any such exhibit to each stockholder upon written request. Written requests for exhibits should be directed to Mr. Albert J. Cohen, Principal Financial Officer, Pratt Hotel Corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75240.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              William D. Pratt, Secretary

April 24, 1995
Dallas, Texas



   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                            PRATT HOTEL CORPORATION
                         Two Galleria Tower, Suite 2200
                             13455 Noel Road, LB 48
                              Dallas, Texas 75240

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints William D. Pratt and Edward T. Pratt, Jr. as proxies, with the power to appoint their substitute, and hereby authorizes them to represent and vote as designated below, all of the shares of the Common Stock of Pratt Hotel Corporation (the "Company") held of record by the undersigned on March 31, 1995, at the Annual Meeting of Stockholders to be held on May 24, 1995, or any adjournment(s) thereof.

1. PROPOSAL TO ELECT AS DIRECTORS OF THE COMPANY THE FOLLOWING PERSONS TO HOLD OFFICE UNTIL THE 1996 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED.

  [_]FOR ALL nominees listed below          [_]WITHHOLD AUTHORITY
     (except as marked to the                  to vote for all nominees below.
     contrary below)

Bernard A. Capaldi, James A. Colquitt, Edward D. Muir, Jack E. Pratt, Edward T. Pratt, Jr., William D. Pratt and William P. Weidner

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- --------------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 1995.

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

                        (please sign on the other side)
3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

  This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS UNDER PROPOSAL 2.

                                                Dated: __________________, 1995

                                                -------------------------------
                                                           Signature

                                                -------------------------------
                                                   Signature If Held Jointly

                                                Please execute this Proxy as
                                                your name appears hereon. When
                                                shares are held by joint ten-
                                                ants, both should sign. When
                                                signing as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full ti-
                                                tle as such. If a corporation,
                                                please sign in full name by
                                                the president or other autho-
                                                rized officer. If a partner-
                                                ship, please sign in partner-
                                                ship name by authorized per-
                                                son.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.